Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 18, 2016 by Lancaster Colony Corporation, an Ohio corporation (the “Company”), and David A. Ciesinski (the “Executive”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to be so employed, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the forgoing premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

AGREEMENT

1. Agreement to Employ; No Conflicts

The Company agrees to employ Executive and Executive accepts employment with the Company. Executive represents and warrants that Executive is entering into this Agreement voluntarily, and that Executive’s employment and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound, consistent with that certain partial waiver and release of noncompetition agreement, dated as of April 5, 2016, between Executive and his prior employer provided to the Company.

2. Term; Position and Responsibilities

(a) Term. Unless Executive’s employment shall sooner terminate pursuant to Section 7, the term of this Agreement and the Company’s employment of Executive hereunder shall commence on April 18, 2016 (the “Commencement Date”) pursuant to the terms hereof and shall expire on June 30, 2019; provided, that on such expiration date and each anniversary of such expiration date thereafter, the term of the Agreement and Executive’s employment shall automatically extend for successive one-year periods unless either the Company or Executive provides notice that the term will not be so extended to the other such party not less than 90 days prior to the date of expiration of the then-current term; provided further, that the parties agree and acknowledge that Executive’s employment shall terminate upon the expiration of the term, unless they shall agree otherwise in writing prior to the date thereof. The foregoing term (as may be so extended) pursuant to this Agreement shall be referred to as the “Employment Period.”

(b) Position and Responsibilities. During the Employment Period, Executive shall serve as President of the Company and as President of the Company’s wholly-owned subsidiary, T. Marzetti Company, reporting to the Chief Executive Officer of the Company. Executive shall have such duties and responsibilities as are consistent with the Company’s Code of Regulations, as amended, customarily assigned to individuals serving in such position, and such other duties, as the Board of Directors of the Company (the “Board”) specifies from time to time in its sole discretion but consistent with the above duties associated with such position. Executive shall devote all of Executive’s skill, knowledge and business time to the conscientious performance of such duties and responsibilities.

3. Base Salary

As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $600,000, payable in periodic installments on the Company’s regular payroll dates. The Compensation Committee of the Board (“Committee”) shall review Executive’s base salary annually during the Employment Period and the Committee, in its sole discretion, may increase such base salary from time to time. For all purposes under this Agreement, the annual base salary payable to Executive under this Section 3, as the same may be increased from time to time, shall be referred to as the “Base Salary.”

4. Annual Cash Bonus; Annual Long-Term Incentive Awards; Sign-On Incentive Awards

(a) Annual Bonus. For each full fiscal year of the Company that ends during the Employment Period, Executive shall be eligible to earn a cash bonus award in an amount equal to 80% of Executive’s Base Salary respecting target-level performance, and which cash bonus may be lesser than or greater than such amount for performance lesser than or greater than target, respectively, under the Company’s annual incentive plan applicable to senior management (the “Bonus”). The Committee shall determine, in its sole discretion, whether to award the Bonus for a particular fiscal year based on Executive’s performance along with the amount of the Bonus, if any, and the performance criteria for awarding any Bonus, if any. Similarly, the Committee shall determine the date on which the Bonus, if any, will be paid to Executive, but such payment shall be made not later than the date annual bonuses are paid to other senior management.

(b) Annual Long-Term Incentive Awards. Executive shall be eligible for grants of annual long-term incentive awards, commencing on the date that annual long-term incentive awards are granted to senior management in the 2017 calendar year, in such amounts and pursuant to such terms as shall be determined by the Committee in its sole discretion.

(c) Sign-On Long-Term Incentive Awards. Not later than fifteen days following the Commencement Date, the Company shall grant to Executive pursuant to the Company’s 2015 Omnibus Incentive Plan (“Plan”):

(i) An award of restricted stock for such number of shares of Company common stock as have, on the date of grant, a grant value (under ASC Topic 718) of $350,000 (rounded up to the next share), vesting in full on the third anniversary of the Commencement Date (except for certain terminations before such vesting date as set forth therein) and having such other terms and conditions as are set forth in the form of restricted stock award agreement furnished to Executive with this Agreement; and

(ii) An award of stock appreciation rights for such number of shares of Company common stock as have, on the date of grant, a grant value (under ASC Topic 718) of

$650,000 (rounded up to the next share), vesting in three equal installments on each of the first three anniversaries of the Commencement Date (except for certain terminations before each respective vesting date as set forth therein), and having an exercise price per stock appreciation right share equal to the fair market value of a share of Company common stock on the grant date (as determined under the Plan), a five-year term, and such other terms and conditions as are set forth in the stock appreciation rights award agreement furnished to Executive with this Agreement.

5. Executive Benefits

During the Employment Period, Executive (and, to the extent eligible, Executive’s dependents and beneficiaries) shall be entitled to participate in any defined contribution plan, any insurance program and any medical and other health benefit plan, in each case, sponsored by the Company for its executives on terms and conditions set forth in such programs and plans (as amended from time to time in the Company’s sole discretion).

6. Expenses; Vacation; Perquisites

(a) Business Travel Lodging, etc. The Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by Executive in connection with Executive’s performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s expense substantiation policy applicable to its executives as in effect from time to time.

(b) Vacation; Paid Time Off. During the Employment Period, the Executive shall be entitled to vacation and paid time off as determined by the Company from time to time.

(c) Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites as determined by the Company from time to time.

(d) Relocation.

(i) The Company will reimburse Executive for the following relocation expenses promptly following the date on which Executive provides documentation of the expense which is reasonably acceptable to the Company (the “Relocation Costs”):

1) Selling costs in connection with the sale of Executive’s current residence;

2) Closing costs in connection with the purchase of Executive’s residence in Central Ohio;

3) Reasonable costs related to moving and shipping of Executive’s household goods to Executive’s residence in Central Ohio;

4) Reasonable costs associated with Executive commuting between Chicago, Illinois and Columbus, Ohio from the Commencement Date until the earlier of (A) the date Executive’s family relocates to Central Ohio, and (B) August 31, 2016;

5) Reasonable costs associated with temporary living expenses in Columbus, Ohio from the Commencement Date until the earlier of (A) the date Executive’s family relocates to Central Ohio, and (B) August 31, 2016; and

6) A cash lump sum of $50,000, payable to Executive not later than 15 days following the Commencement Date, to cover other unforeseen expenses incurred by Executive in connection with Executive’s relocation.

(ii) Any other relocation costs not constituting Relocation Costs will be the responsibility of the Executive.

(iii) If (A) Executive shall voluntarily terminate his employment, other than either for Good Reason or due to his Disability, or (B) the Company shall terminate Executive for Cause, Executive shall refund to the Company (X) 100% of the Relocation Costs if the termination occurs on or prior to the first anniversary of the Commencement Date, or (Y) 50% of the Relocation Costs if the termination occurs following the first anniversary of the Commencement Date, but on or prior to the second anniversary of the Commencement Date. Any Relocation Costs refunded, if any, shall be paid by Executive to the Company not later than fifteen days following the date of his termination.

(e) Change in Control Agreement. As of the date hereof, the Company and Executive shall enter into a change in control agreement in the form as has been agreed by Executive and the Company (“Change in Control Agreement”).

(f) Section 409A. Notwithstanding anything to the contrary in this Section 6, Section 7 or elsewhere, any payment or benefit under this Section 6, Section 7 or otherwise, that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to final Treasury Regulation Section 1.409A-l(b)(9)(v)(A) or (C) shall be paid or provided to Executive only to the extent that the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

7. Termination of Employment

(a) Termination Due to Death or Disability. Executive’s employment under this Agreement shall immediately terminate in the event of Executive’s death. The Company may terminate Executive’s employment under this Agreement in the event of Executive’s Disability. “Disability” shall mean a physical or mental impairment that, even with reasonable accommodations to the extent any exist, prevents the performance by Executive of Executive’s duties under this Agreement for a continuous period of 90 days or longer, or for 180 days or more in any 12-month period, or, if later, the date that Executive becomes entitled to income replacement payments following completion of the applicable elimination period under the Company’s long-term disability plan.

(b) Termination by the Company. The Company may terminate Executive’s employment under this Agreement with or without Cause. “Cause” shall mean Executive’s (i) material breach of this Agreement; (ii) willful misconduct or gross negligence, which has caused material injury (monetary or otherwise) to the Company; (iii) violation of the Company’s Code of Ethics; or (iv) conviction of, or plea of nolo contendere to, a felony; provided, that no act or omission by Executive shall constitute “Cause” for purposes of this Agreement unless the Board, the Chairman of the Board, or the Lead Independent Director provides to the Executive written notice describing the acts or omissions constituting “Cause” and an opportunity, within thirty (30) days following his or her receipt of such notice, for Executive to meet in person with the Board, the Chairman of the Board, or the Lead Independent Director to explain or defend the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions within 60 days after the Company gives written notice.

(c) Termination by Executive.

(i) Executive may terminate Executive’s employment with the Company with or without Good Reason. “Good Reason” shall mean, subject to compliance with Section 7(c)(ii), a termination by Executive of Executive’s employment due to: (a) a material diminution in Executive’s authority, duties or responsibilities (including reporting responsibilities); (b) the requirement that Executive relocate to another location of the Company outside a forty (40) mile radius from the location of Executive’s office as of the date this Agreement becomes (other than customary business travel); (c) a material diminution in the rate of Base Salary; or (d) any other material breach of this Agreement by the Company.

(ii) In order for a termination by Executive to constitute a termination for “Good Reason,” each of the following conditions must be satisfied: (a) any of the events specified in Section 7(c)(i) must have occurred without Executive’s express prior written consent; (b) Executive must have given written notice to the Company describing such event and demanding cure, and such event was not fully cured within 60 days after Executive gives such written notice; (c) such cure notice is given within 60 days after Executive learns of the occurrence of such event; and (d) the Date of Termination occurs within 30 days after the expiration of such cure right.

(d) Notice of Termination. Any termination of Executive’s employment by the Company pursuant to Section 7(a) (other than in the event of Executive’s death) or Section 7(b), or by Executive pursuant to Section 7(c), shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated and the specific provisions of this Section 7 under which such termination is being effected, including without limitation a statement of whether the termination is for Cause or for Good Reason.

(e) Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; and (ii) if Executive’s employment is terminated for any other reason, the date of termination specified in such notice.

(f) Payments Upon Certain Terminations.

(i) Termination Without Cause, for Good Reason, or Due to Company Non-Extension. If, during the Employment Period the Company terminates Executive’s employment without Cause, during the Employment Period the Executive terminates Executive’s employment for Good Reason, or upon the expiration of the Employment Period following a Company notice to Executive exercising the Company’s right of non-extension of the Employment Period in accordance with Section 2(a) Executive’s employment terminates, then the Company shall pay to Executive the following as severance: the greater of: (A) one year of current Base Salary, plus 80% of such Base Salary in lieu of any other bonus related to any incomplete fiscal year at the time of termination or (B) the amount due to Executive under the Change in Control Agreement (or any replacement thereof) to the extent any such payment becomes due as a result of the termination (the “Severance Amount”), provided that Executive executes and delivers a general release of all claims existing on or before the date the general release is executed (except claims as a stockholder). The general release shall be substantially in the form attached hereto as Exhibit A. The Severance Amount shall be paid in equal periodic installments on the Company’s regular payroll dates. Executive shall also be entitled to his Accrued Amounts (defined below). Executive shall also be entitled to any unpaid Bonus earned for a prior fiscal year (as determined without regard for negative discretion by the Committee other than as applies to all senior management) (“Prior Year Bonus”). Except as provided in this Section 7(f), Executive shall be entitled to no further payments under this Agreement for such termination, including without limitation any Base Salary or Bonus.

(ii) Termination For Any Other Reason. If Executive’s employment is terminated for any reason other than those specified in Section 7(f)(i) during the Employment Period, then Executive shall be entitled to no further payments under this Agreement, including without limitation any Base Salary or Bonus, other than any accrued and unpaid Base Salary and vacation earned through the Date of Termination, unreimbursed business expenses incurred through the date of termination and owing to Executive pursuant to Section 6(a), and any accrued and vested benefits due in accordance with the Company’s employee benefit plans in which Executive was a participant immediately prior to such termination (“Accrued Amounts”). In addition, in the event of a termination of Executive’s employment due to his death or Disability, he (or his legal representative) shall be entitled to any Prior Year Bonus.

(iii) Section 409A Savings Clause. Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) will become payable under this Agreement until Executive has a “separation from service” within the meaning of Code Section 409A (“Separation from Service”). Further, if Executive is a “specified employee” within the meaning of Code Section 409A at the time of Executive’s termination (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, constitute deferred compensation under Code Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Executive’s Separation from Service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s Separation from Service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his Separation from Service but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In addition, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” or any other applicable exception to Code Section 409A shall not constitute Deferred Compensation Separation Benefits. The foregoing provisions are intended to comply with the requirements of Code Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section Code 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A.

8. Restrictive Covenants

(a) Definitions. The following definitions apply to this Section 8 and wherever else used in this Agreement:

(i) For purposes of this Section 8, and for purposes of Section 9, the term “Company” shall mean Lancaster Colony Corporation or any of its parent, subsidiary, or affiliated companies.

(ii) “Compete” means to do any of the following as an officer, director, employee, independent contractor, consultant, owner, partner, member, shareholder, equity holder, or joint venturer of a competitor of the Company, or in any other capacity whatsoever with a competitor of the Company: (a) to directly or indirectly work for a competitor; or (b) to directly or indirectly assist a competitor with one of its existing or prospective goods or services that directly or indirectly competes, will directly or indirectly compete, or would directly or indirectly compete with a good or service directly or indirectly offered, or that may or will be directly or indirectly offered, by the Company.

(iii) “Confidential Information” means any and all non-public information regarding the Company, its goods, or its services. “Confidential Information” includes any information that qualifies as a “trade secret” under the Uniform Trade Secrets Act or the common law of any state. Additionally, the term “Confidential Information” includes the aforementioned non-public information that has become public because a person or entity breached an obligation to maintain its confidentiality.

(iv) “Developments” means any inventions, works of authorship, ideas or information made or conceived or reduced to practice, in whole or in part, by Executive (either alone or with others) during the Employment Period.

(v) “Moral Rights” means all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to “moral rights.”

(vi) “Protected Territory” includes the following geographic areas: (a) all states and territories of the United States of America; and (b) any other geographic area where it is reasonably necessary for the protection of the Company’s legitimate interests to restrict Executive from competing and such restriction does not impose an undue hardship on Executive or disregard the interests of the public.

(vii) “Third Party” or “Third Parties” means, individually or collectively, any current or prospective client, vendor, or other person or entity in an existing or potential business relationship with the Company during Executive’s employment with the Company or within the one (1) year following Executive’s termination of employment with the Company.

(viii) “Third Party Confidential Information” means any and all non-public information provided to Executive, on a confidential basis, by or on behalf of any existing or potential client, vendor, or other person or entity in an existing or potential business relationship with the Company. Additionally, the term “Third Party Confidential Information” includes the aforementioned non-public information that has become public because a person or entity breached an obligation to maintain its confidentiality.

(b) Improper Use or Disclosure of Confidential Information. Executive agrees to the following terms on maintaining confidentiality of certain non-public information:

(i) Non-Disclosure and Non-Use Obligations. Executive agrees that during employment with the Company, and at any time thereafter regardless of the reasons for termination, Executive will not directly or indirectly do any of the following:

1) use, or attempt to use, any Confidential Information or Third Party Confidential Information, except as required for the performance of the Executive’s lawful job duties for the Company;

2) disclose, or attempt to disclose, any Confidential Information to any person or entity who, at the time of the disclosure or attempted disclosure, does not have access to the information that was authorized by an agent of the Company with actual authority to provide such access; and/or

3) disclose, or attempt to disclose, any Third Party Confidential Information to any person or entity who, at the time of the disclosure or attempted disclosure, does not have access to the information that was authorized by (1) an agent of the Company with actual authority to provide such access and/or (2) an agent of the owner of the Third Party Confidential Information with actual authority to provide such access.

(ii) Disclaimers. Nothing in this Agreement restricts Executive from exercising any rights that are conferred by federal, state, and/or local law and that an agreement such as this is prohibited by law from restricting. Further, nothing in this Agreement restricts Executive from reporting conduct Executive reasonably, and in good faith, believes to be a violation of federal, state, and/or local law. However, in exercising such rights or in making such reports, Executive must act in good faith and not unreasonably or unnecessarily disclose any Confidential Information or Third Party Confidential Information. Furthermore, if any Confidential Information is to be disclosed outside of the Company in exercising such rights or in making such reports, then Executive is required to provide prior written notice of the disclosure to the Board, so long as such prior written notice is not prohibited by law. If any Third Party Confidential Information is to be disclosed outside of the Company in exercising such rights or in making such reports, then Executive is required to provide prior written notice of the disclosure to the Board and to the management of any affected owner of Third Party Confidential Information, so long as such prior written notice is not prohibited by law. Executive must provide the prior written notice on or before the moment Executive makes the disclosure.

(c) Unfair Competition. Executive agrees to be prohibited from engaging in unfair competition with the Company both during and after employment as follows:

(i) Acknowledgments. Executive acknowledges that, by working for the Company, he or she will: (i) have access to, learn about, and work with the Company’s valuable and unique Confidential Information, all of which the Company developed through substantial, time, effort, and expense; (ii) be in contact and develop relationships with Third Parties, the contacts and relationships with whom the Company developed through substantial time, effort, and expense; and (iii) receive valuable training, knowledge, and expertise, some or all of which Executive gained in whole or in part through substantial time, effort, and expense by the Company. For these reasons, Executive acknowledges and agrees that the Company has legitimate interests in restricting Executive’s competitive activities both during and after employment with the Company and that the restrictions contained in this Section 8 are necessary to protect those legitimate business interests, are designed to eliminate competition that would be unfair to the Company, are reasonable in time and scope, and do not confer a benefit upon the Company which is disproportionate to any detriment to Executive.

(ii) Non-Competition. Executive agrees that during employment with the Company, and for a period of one (1) year thereafter regardless of the reasons for termination, Executive will not Compete with the Company, or prepare to Compete with the Company, within the Protected Territory. This restriction applies regardless of whether Executive is physically present in the Protected Territory engaging in prohibited competition or whether Executive uses means of communication, such as the telephone or the Internet, to engage in prohibited competition within the Protected Territory while physically outside of the Protected Territory. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any competitor of the Company, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such competitor.

(iii) Non-Solicitation, Non-Acceptance, and Non-Inducement of Business. Executive agrees that during employment with the Company, and for a period of one (1) year thereafter regardless of the reasons for termination, Executive will not, to any tangible or intangible detriment of the Company, directly or indirectly do any of the following:

1) solicit in any way, or attempt to solicit in any way, any business from a Third Party;

2) accept any business from, or attempt to accept any business from, a Third Party; and/or

3) induce in any way, or attempt to induce in any way, a Third Party to terminate or diminish in any way its existing or prospective business relationship with the Company.

(iv) Non-Solicitation and Non-Inducement of Employees. Executive agrees that during employment with the Company, and for a period of one (1) year thereafter regardless of the reasons for termination, Executive will not directly or indirectly do any of the following:

1) solicit in any way, or attempt to solicit in any way, any current or prospective employee of the Company to decline any prospective employment with the Company or to terminate his or her current employment with the Company; and/or

2) induce in any way, or attempt to induce in any way, any current or prospective employee of the Company to decline any prospective employment with the Company or to terminate his or her current employment with the Company.

(d) Works for Hire.

(i) Generally. Executive agrees that the Company shall own all right, title and interest (including, but not limited to, patent rights, copyrights, trade secret rights and other rights throughout the world) in any Developments; provided, however, that the Company shall not own Developments for which no equipment, supplies, facility, trade secret information or Confidential Information of the Company was used and which were developed entirely on Executive’s time, and (A) which do not relate (I) to the business of the Company or any of its affiliates or (II) to the actual or demonstrably anticipated research or development of the Company or any of its affiliates, and (B) which do not result from any work performed by Executive for the Company.

(ii) Disclosure; Assignment. Subject to Section 8(d)(i), Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by Executive, either alone or jointly with others during the Employment Period. Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Executive shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Executive.

(iii) Copyright Act; Moral Rights. In addition, and not in contravention of Section 8(d)(i) or Section 8(d)(ii), Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. §101, et seq.). To the extent allowed by law, this Section 8(d) includes all Moral Rights. To the extent Executive retains any such Moral Rights under applicable law, Executive hereby waives such Moral Rights and consents to any action consistent with the terms of this Agreement with respect to such Moral Rights, in each case, to the full extent of such applicable law. Executive will confirm any such waivers and consents from time to time as requested by the Company.

(e) Nondisparagement. Executive agrees that Executive shall neither, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way the Company or any of its affiliates, or any of their personnel nor, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company or any of its affiliates, the reputation of the Company or any of its affiliates, in each case, except to the extent required by law, and then only after consultation with the Company to the extent possible, or to enforce the terms of this Agreement. The Company agrees that neither it nor any of its representatives shall neither, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way Executive nor, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill or reputation of Executive, in each case, except to the extent required by law, and then only after consultation with Executive to the extent possible, or to enforce the terms of this Agreement. The disclaimers set forth in Section 8(b)(ii) shall also apply to this non-disparagement provision in Section 8.

(f) Return of Documents. In the event of the termination of Executive’s employment. Executive shall deliver to the Company (i) all property of the Company or any of its affiliates then in Executive’s possession, custody, or control; and (ii) all documents and data of any nature and in whatever medium of the Company or any of its affiliates, and Executive shall not take with Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(g) Confidentiality of Agreement. The parties to this Agreement agree not to disclose its terms to any Person, other than their attorneys, accountants, financial advisors or, in Executive’s case, members of Executive’s immediate family or, in the Company’s case, for any reasonable purpose that is reasonably related to its business operations; provided, that this Section 8(f) shall not be construed to prohibit any disclosure required by law (including without limitation the federal securities laws) or in any proceeding to enforce the terms and conditions of this Agreement.

9. Certain Acknowledgments; Enforcement Provisions

(a) Prior Restrictions. Except as disclosed in writing by Executive to the Company, Executive represents that Executive currently has no restrictions on competition imposed by any agreement with any prior employer, including without limitation any non-competition restriction or non-solicitation restriction, that would prevent Executive from working for the Company and performing all lawful duties that the Company may require of Executive. By signing this Agreement, Executive certifies that Executive has made every good faith effort to determine whether any such restrictions exist. Executive agrees that Executive is prohibited from using or disclosing any confidential business information or trade secrets of a prior employer. This prohibits without limitation any disclosure of such information or trade secrets to any employee of the Company or any use of such information or trade secrets as part of Executive’s job duties with the Company. Executive further acknowledges that the Company will never directly or indirectly request Executive to improperly use or disclose any prior employer’s confidential information or trade secrets. If any Company employee does make such a request, Executive shall immediately report the request to the Company’s Human Resources Department.

(b) Notification of Future Employers. Executive agrees to notify any of Executive’s actual or prospective employers of the existence and terms of this Agreement and agrees that the Company may notify such employers of the terms of this Agreement as well. In making such disclosure, Executive shall only disclose the contents of Sections 8 and 9 of this Agreement.

(c) Injunctive Relief. Executive agrees that any breach, threatened breach, or attempted breach by Executive of Section 8 of this Agreement will cause immediate and irreparable harm to the Company that cannot be adequately remedied by money damages and will entitle the Company to immediate injunctive relief and/or specific performance in any court of competent jurisdiction, as well as to all other legal or equitable remedies and Uniform Trade Secrets Act remedies, where applicable, to which the Company may be entitled.

(d) Liquidated Damages. If a jury or court of competent jurisdiction finds that Executive has breached Section 8 of this Agreement, and this finding becomes final after any appeals are exhausted, then Executive is liable to the Company, for each breach, in an amount equal to ten percent (10%) of Executive’s last total annual compensation provided by the Company. Executive agrees that if Executive breaches Section 8 of this Agreement then Company will suffer actual damages in an amount that would be difficult if not impossible to determine and that the liquidated damages imposed for a breach of Section 8 of this Agreement represent the damages fairly estimated by the parties to result from any breach and do not constitute a penalty. Furthermore, Executive agrees that the imposition of these liquidated damages does not demonstrate or imply that the Company would not suffer irreparable harm from any breach of this Agreement and does not render improper the award of injunctive relief.

(e) Extension of Post-Employment Restricted Period. Executive agrees that if Executive breaches, threatens to breach, or attempts to breach any of the provisions of Section 8 of this Agreement following termination of employment with the Company, then the post-employment restricted period for the restrictive covenants in Section 8 shall be extended to encompass the period of one (1) year from the date the Company obtains a court order providing preliminary or permanent injunctive relief enjoining Executive from any or all acts and/or omissions contrary to Section 8.

(f) Attorneys’ Fees. If the Company is, in its sole judgment, compelled to assert a cause of action against Executive to enforce or remedy any breach, threatened breach, or attempted breach Section 8 of this Agreement, then Executive agrees to reimburse the Company for its reasonable attorneys’ fees and other reasonable expenses incurred in the investigation and successful prosecution or settlement of any such cause of action in addition to any damages or other remedies obtained by the Company.

(g) Blue Pencil. If any part of the restrictions contained in Section 8 of this Agreement are found unenforceable by any court of competent jurisdiction, then the parties agree that they intend for the court to enforce the restrictions to the extent reasonable or enforceable and to not decline enforcement. The parties agree that, in any litigation over Section 8 of this Agreement, they will jointly advocate this position to the court and/or any jury.

(h) Independent Provisions. The existence of any claims or causes of action against the Company, whether based upon this Agreement or not, shall not constitute a defense to the Company enforcing Section 8 of this Agreement and obtaining all available legal and equitable relief.

10. Entire Agreement

This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and Executive with respect thereto. All prior correspondence and proposals (including, but not limited to, summaries of proposed terms) and all prior offer letters, promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with Executive by any other person) are merged herein and superseded hereby.

11. General Provisions

(a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives. The Company may assign this Agreement in its sole discretion. Executive may not assign this Agreement.

(b) Governing Law; Waiver of Jury Trial.

(i) Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of Ohio, without regard to conflicts of laws’ provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply. Each Party hereby irrevocably submits to the jurisdiction of the courts of the State of Ohio and the federal courts of the United States of America serving Franklin County solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. Each Party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each Party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(h) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(c) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (B) each such party understands and has considered the implications of this waiver; (C) each such party makes this waiver voluntarily; and (D) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11(c).

(d) Taxes. All amounts payable and benefits provided hereunder shall be subject to any and all applicable taxes, as required by applicable Federal, state, local and foreign laws and regulations.

(e) Amendments; Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a Person authorized by the Company and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of the Company, is approved by a Person authorized thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(f) Authority. Each of the parties hereto represents to the other that it has the authority to enter into this Agreement and that there is no limitation on its ability (contractual or otherwise) to enter into this Agreement.

(g) Legal Advice: Severability. Executive acknowledges that Executive has been advised to seek independent legal counsel for advice regarding the effect of the provisions of this Agreement, and has either obtained such advice of independent legal counsel, or has voluntarily and without compulsion elected to enter into and be bound by the terms of this Agreement without such advice of independent legal counsel. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(h) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing; (ii) delivered personally, by facsimile, by electronic mail, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested; (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

Address:

c/o Lancaster Colony Corporation

37 West Broad Street

Suite 500

Columbus, OH 43215

Attention: General Counsel

E-mail: mshurte@lancastercolony.com

If to Executive:

To the most recent address on the Company’s payroll records

(i) Survival. The Company and Executive hereby agree that certain provisions of this Agreement, including, but not limited to, Sections 8, 9, 10 and 11, shall survive the termination of Executive’s employment or expiration of the Employment Period (or both) in accordance with their terms.

(j) Further Assurances. Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other parties may reasonably request from time to time to effectuate the provisions and purpose of this Agreement.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile copy of this Agreement as a fully binding original.

(l) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(m) Clawback Provision. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

(n) Indemnification; Directors and Officers Liability Insurance. At all times during the Employment Period and thereafter during which Executive may be subject to liability in respect of his employment with the Company, (a) Executive shall be indemnified and held harmless to the maximum extent permitted under the Company’s articles of incorporation, Code of regulations, and applicable law (including advances of attorneys fees and other expenses to the extent set forth therein); and (b) the Company shall cover Executive under its directors and officers liability insurance to the same extent it covers other senior executives. This provision shall survive the termination of Executive’s employment and any expiration of the Employment Period.

[Remainder of page intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative.

FOR THE COMPANY:

LANCASTER COLONY CORPORATION:

Signature:	/s/ John B. Gerlach, Jr.
Printed Name:	John B. Gerlach, Jr.
Title:	Chief Executive Officer

IN WITNESS WHEREOF, Executive has duly executed this Agreement.

EXECUTIVE:

DAVID A. CIESINSKI

Signature:	/s/ David A. Ciesinski
Printed Name:	David A. Ciesinski

EXHIBIT A

GENERAL RELEASE

This General Release (“Release”) is entered into between Lancaster Colony Corporation (the “Company”) and David A. Ciesinski (“Executive”) (collectively, the “Parties”) as follows:

On                     , Executive’s employment with the Company and all affiliates terminated (“Separation Date”). In consideration of the $[        ] severance payment required by Section 7(f) of the Employment Agreement, dated as of [                    ] between the Parties, the Parties agree as follows:

1. Release of Claims by Executive. Executive, on Executive’s own behalf, and on behalf of Executive’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives of whatever kind, RELEASES, REMISES, AND FOREVER DISCHARGES the Company, its predecessors, successors, and assigns, as well as the past, present, and future parent, subsidiary, and affiliated companies and divisions of the Company, its predecessors, successors, and assigns (collectively, the “Released Companies”), as well all past, present, and future owners, officers, directors, shareholders, members, managers, partners, employees, agents, independent contractors, attorneys, insurers, third-party administrators, benefit plans, and any other representative of whatever kind or nature (individually and in their official capacities) of the Released Companies (all released entities and individuals are collectively referred to as the “Released Parties”) from any action, claim, obligation, damages, cost, or expense that Executive has or may have had against them, whether known or unknown, based upon acts or omission occurring on or before the moment Executive executes this Release, including but not limited to claims arising directly or indirectly from Executive’s employment with, or separation of employment from, any of the Released Companies.

This Release covers all possible claims that are waivable by law, including but not limited to all claims that could be asserted in contract, in tort, under any state common law, under federal common law, under any state constitution, under the federal Constitution, or under any federal statute, state statute, local ordinance, or under any federal, state, or local regulation. This specifically includes, without limitation, claims arising under any Ohio anti-discrimination laws or regulations, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Equal Pay Act of 1963, as amended; the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act of 1990, as amended; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Genetic Information Non-Discrimination Act of 2008, as amended; the Family and Medical Leave Act of 1993, as amended; the Occupational Safety and Health Act of 1970, as amended; the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; the Fair Credit Reporting Act of 1970, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended; the Employee Polygraph Protection Act of 1988, as amended; the Immigration Reform Control Act of 1986, as amended; the National Labor Relations Act of 1935, as amended; the Railway Labor Act of 1926, as amended; the Sarbanes-Oxley Act of 2002, as amended; and the Dodd-Frank Wall

Street Reform and Consumer Protection Act of 2010, as amended. The above provisions of this Section 1 to the contrary notwithstanding, Executive does not release or waiver any claim under this Release (i) which, by law, cannot be released through a Release such as this, such as any challenge by Executive on whether Executive knowingly and voluntarily executed this Release’s waiver of any federal age discrimination claims consistent with the requirements of federal law, (ii) for indemnification pursuant to Section 11(n) of the Employment Agreement or otherwise, and for coverage as an insured pursuant to any directors and officers liability that insures Executive immediately prior to the Separation Date, (iii) in his capacity as a stockholder of the Company, (iv) for any accrued and vested benefit under any employee benefit plan in which he is a participant immediately prior to the Separation Date, (v) for enforcement of this Release and Section 7(f) of the Employment Agreement in connection therewith or (vi) that may occur after the date of this Release.

Nothing in this Section precludes Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or an applicable state agency, or from filing a charge or complaint with any other governmental agency. Executive, however, expressly waives and releases any right Executive may have to recover any monetary relief or other relief or damages resulting from a charge or any action or suit that may be instituted on Executive’s behalf against the Released Parties by the Equal Employment Opportunity Commission, an applicable state agency, or any other governmental agency. Furthermore, Executive expressly waives and releases any right Executive may have to recover any monetary relief or other relief or damages resulting from any class, collective, or representative action that may be filed on Executive’s behalf. This release of Executive’s right to monetary relief covers charges, actions, suits, and class, collective, or representative actions to the extent they seek relief for acts or omissions occurring on or before the moment Executive executes this Release.

2. Third-Party Beneficiaries. Each of the Released Parties is expressly intended to be a third-party beneficiary to this Release.

3. Knowing and Voluntary Age Waiver under Federal Law. The general release contained in Section 1 of this Release waives any claims, known or unknown, that Executive has or may have had against the Released Parties for any alleged age discrimination under federal law. In accordance with the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Executive is specifically advised that Executive has the following rights in connection with whether Executive knowingly and voluntarily agrees to waive any alleged federal age discrimination claim and be bound by this Release:

a. Time to Consider the Release. Executive has twenty-one calendar (21) days in which to consider whether to sign this Release. Executive may take all twenty-one (21) days to consider, or Executive may take less than twenty-one (21) days to consider, if Executive so chooses (“Consideration Period”). The Parties agree that any changes to this Release, whether material or immaterial, do not restart the twenty-one (21) day period.

b. Consultation with Attorney. Executive is specifically advised by this writing to consult an attorney of Executive’s choice. Executive is further advised that one of the purposes of this consultation is to ensure that Executive understands all of the terms of this Release and understands the rights Executive is waiving by signing this Release.

c. Ability to Revoke the Release Even After Signing. If, before the expiration of the twenty-one (21) calendar day period, Executive signs the Release, Executive will have seven (7) calendar days in which to revoke Executive’s signature (the “Revocation Period”). If, after the Revocation Period, Executive has not revoked Executive’s signature, then the Release becomes effective and the Parties are bound by the Release’s terms (the “Effective Date”). If, prior to the expiration of the Revocation Period, Executive decides to revoke Executive’s signature, Executive (either Executive or Executive’s attorneys) must send a registered letter or e-mail to: [Insert Contact Person with Contact Information]. To be effective, this notice of revocation must be received by [Insert Contact Person] before the close of business on the seventh (7th) day after Executive signs this Release. If Executive revokes Executive’s signature, then Executive is not entitled to any of the consideration offered by the Company to Executive in exchange for this Release.

d. Knowing and Voluntary. Executive agrees that by signing this Release, Executive is acknowledging (a) that Executive fully and completely understands and accepts the terms of this Release including without limitation those contained in this Section 3, (b) that Executive is receiving a valuable benefit to which Executive is not already entitled, (c) that this Release is written in plain language and in a manner calculated to be understood by Executive; and (d) that Executive enters into the Release freely, voluntarily, and of Executive’s own accord.

e. No Condition Precedent. Consistent with 29 C.F.R. § 1625.23, nothing in this Release should be interpreted by Executive as imposing any condition precedent, any penalty, or any other limitation adversely affecting Executive’s right to challenge whether Executive knowingly and voluntarily agreed to waive any alleged federal age discrimination claim and be bound by this Release.

4. Warranties by Executive. Executive makes the following representations and warranties, which Executive agrees are material terms of this Release, and Executive acknowledges that the Company would not have entered into this Release but for these representations and warranties:

a. No Pending Disputes. Executive represents and warrants that Executive has no pending charges, claims, suits, arbitrations, complaints, or grievances against any of the Released Parties with any federal, state, local or other governmental agency, or in any court of law, or before any arbitration association, and has not suffered any work-related injury or illness within two years prior to the effective date of this Release that was not reported to the Company prior to the Separation Date. Executive also acknowledges and agrees that Executive has been fully and properly paid for all hours worked, has received all leave under the Family and Medical Leave Act of 1993, as amended (FMLA), to which Executive may have been entitled, is not aware of any facts or circumstances constituting a violation of the FMLA, as amended; a violation of the Fair Labor Standards Act of 1938, as amended; or a violation of any Ohio wage and hour law.

b. No Assignment. Executive represents and warrants that Executive has not assigned, subrogated, sold, transferred, or conveyed to anyone any action, claim, obligation, damages, cost, or expense (including without limitation attorneys’ fees) that Executive, or Executive’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives has or may have had against any of the Released Parties. Employee agrees to indemnify the Released Parties for any liability and attorneys’ fees incurred as a result of any such claims brought against a Released Party.

c. No Breach During Consideration and Revocation Periods. Executive represents and warrants that Executive, during either the Consideration Period or the Revocation Period, has not and will not engage in any conduct that would constitute a breach of this Release (the “Prohibited Conduct”). Executive agrees that if Executive does engage in any Prohibited Conduct, and the Release nevertheless becomes effective, then every instance of Prohibited Conduct shall constitute a breach of this Release upon the Release becoming effective and the Company shall be entitled to liquidated damages in the amount of One Thousand Dollars ($1,000) per instance of Prohibited Conduct. Executive further agrees that, as a result of any Prohibited Conduct, the Company will suffer actual damages in an amount that would be difficult if not impossible to determine and that the liquidated damages set forth in this Section represent the damages fairly estimated by the Parties to result from any Prohibited Conduct by Executive and do not constitute a penalty. Furthermore, Executive agrees that the imposition of liquidated damages does not demonstrate or imply that the Company would not suffer irreparable harm due to any Prohibited Conduct and does not render improper the award of injunctive relief. This Section 4(c) does not apply to any challenge by Executive on whether Executive knowingly and voluntarily executed this Release’s waiver of any federal age discrimination claims consistent with the requirements of federal law.

5. Confidentiality. To the extent not required to be disclosed by law or applicable regulation by the Company or Executive, the existence of this Release, its terms, and its negotiation shall remain strictly confidential and shall not be disclosed in any manner by Executive to any third party other than Executive’s attorney, tax advisor, or spouse, provided any such person is made aware of and agrees to the terms of this Section. However, this Release may be used as evidence in any proceeding in which one of the Parties alleges a breach of this Release, seeks a declaratory judgment on the obligations contained in this Release, or asserts claims inconsistent with the terms of this Release.

6. No Admission of Liability. The Parties agree that nothing contained in this Release, and no actions undertaken by the Parties with respect to this Release, shall ever be treated as, or claimed or construed to be, an admission by any of the Parties of any fault, wrongdoing, liability, injury, or damages by them.

7. Breach. If any of the Released Parties are, in their sole and absolute judgment, compelled to bring a cause of action against Executive to enforce or remedy any breach, attempted breach, or threatened breach of this Release, then Executive agrees to reimburse the affected Released Parties for their reasonable attorneys’ fees and other reasonable expenses incurred in connection with the investigation, successful prosecution (whether by court order, verdict, or otherwise), or settlement of such cause of action in addition to any damages or other legal or equitable remedies obtained by the affected Released Parties. However, consistent with the requirements of federal law, the affected Released Parties shall not be entitled to recover damages, costs, or attorneys’ fees, or impose any other penalty against Executive under this Release, based upon any challenge by Executive of whether Executive knowingly and voluntarily consented to the federal age discrimination waiver in this Release.

8. No Waiver. Any non-enforcement, or delay in enforcement, of any provision of this Release by the Company will not operate or be construed as a waiver of the Company’s right to strictly enforce this Release to its fullest extent in the future. Furthermore, the provisions of this Release may not be waived except in a written document signed by both Executive and a duly-authorized officer of the Company with actual authority to execute such a document.

9. Choice of Law and Venue. This Release shall, in all respects, be interpreted and enforced in accordance with the laws of the State of Ohio without regard to the principles of the conflicts of law. Any action or suit for breach, attempted breach, or threatened breach of this Release, or any action for a declaratory judgment on the obligations contained in this Release, shall be brought in the state or federal courts located in Franklin County, Ohio. Executive expressly consents to this exclusive venue and expressly concedes that these courts shall have personal jurisdiction over Executive.

10. Entire Agreement. This Release constitutes the entire agreement between the Parties relating to the subject matter of this Release and supersedes all prior agreements and understandings between the Parties, whether written or oral, except that this Release does not supersede [Insert Any Non-Compete or Other Agreements that Will Remain in Effect].

11. Assignment. The Company shall have the right to assign this Release to any successors or assigns, including through operation of law, and all covenants, terms and conditions shall transfer to and be enforceable by those successors or assigns. Executive may not assign this Release.

12. Amendment. This Release may not modified or amended in any way except in a writing signed by both Executive and a duly-authorized executive of the Company with actual authority to execute such a document.

13. Severability. If any provision of this Release is found by any court of competent jurisdiction to be illegal, void, or otherwise unenforceable, then the remaining provisions of this Release will remain in effect and shall be fully enforced.

14. Counterparts. This Release may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A faxed or e-mailed copy of a Party’s signature shall constitute an original signature.

BY SIGNING BELOW, EXECUTIVE ACKNOWLEDGES THAT EMPLOYEE HAS READ, CAREFULLY CONSIDERED, AND KNOWINGLY AND VOLUNTARILY AGREES TO BE BOUND BY ALL TERMS CONTAINED IN THIS RELEASE.

THE COMPANY:	EXECUTIVE:

LANCASTER COLONY CORPORATION	DAVID A. CIESINSKI

Signature	Signature

Printed Name	Printed Name

Title	Date

Date